Exhibit 99.1

1510 West Loop South        Houston, Texas 77027        Main 713/850-1010        Exec. 713-386-7000        Fax 713/386-7070

LANDRY’S RESTAURANTS, INC. ANNOUNCES CLOSING AND

CONSUMMATION OF NEW $510 MILLION FINANCING

HOUSTON, Texas (February 13, 2009) – Landry’s Restaurants, Inc. (NYSE: “LNY”) today announced that it has closed on its offering of $295.5 million in aggregate principal amount of 14% senior secured notes due 2011 (“New Notes”), as well as a $215.6 million amended and restated senior secured credit facility (“Credit Facility”) consisting of a $50 million revolving credit line and a $165.6 million term loan. The offering of the New Notes was led by Jefferies & Company, Inc., and the Credit Facility was arranged by Wells Fargo Foothill, LLC and Jefferies Finance LLC, as co-lead arrangers and co-bookrunners. Gross proceeds from the New Notes and Credit Facility, together with the Company’s cash on hand were used to pay the Company’s former $400 million in senior notes, transaction fees and expenses.

According to the Company’s Chairman, President and CEO, Tilman J. Fertitta, “The strength of our Company and asset base allowed us to refinance our debt amidst a very trying credit environment. We are very appreciative of the job done by Jefferies & Company, Inc., Jefferies Finance LLC and Wells Fargo Foothill, LLC to place our debt when most other lenders were unwilling or unable to do so.”

Landry’s cash tender offers and consent solicitations for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the “9.5% Notes”) and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the “7.5% Notes” and, together with the 9.5% Notes, the “Notes”) expired at 12:01 a.m., New York City time, on February 13, 2009. As of the expiration of the offers, tenders and consents had been received with respect to $394,785,000 aggregate principal amount of the 9.5% Notes, representing approximately 99.8% of the outstanding 9.5% Notes, and $3,555,000 aggregate principal amount of the 7.5% Notes, representing approximately 82% of the outstanding 7.5% Notes. As a result, the Company paid a total of approximately $408 million to Noteholders, including redemption premiums and accrued and unpaid interest.

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

CONTACT:	Tilman J. Fertitta	Rick H. Liem
	Chairman, President & CEO	Executive Vice President and CFO
	(713) 850-1010	(713) 850-1010